As filed with the Securities and Exchange Commission on March 23, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

ABB Ltd

 (Exact name of registrant as specified in its charter)

Canton of Zurich, Switzerland	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Affolternstrasse 44

CH-8050 Zurich

Switzerland

Telephone:  +41-43-317-7111
(Address of principal executive offices) (Zip code)

______________________________

ABB Ltd Long Term Incentive Plan

(Full title of the plan)

______________________________

David Onuscheck

General Counsel

ABB Holdings Inc.

305 Gregson Drive

Cary, North Carolina 27511

Telephone: (919) 856-2360

(Telephone number, including area code, of agent for service)

Copy to:
Thomas W. Christopher
Latham & Watkins LLP

885 Third Avenue
New York, NY  10022
Telephone: (212) 906-1242
______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Titles of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Registered shares, CHF 0.12 par value per share, reserved for issuance to employees in the United States pursuant to the ABB Ltd Long Term Incentive Plan	3,000,000 (4)	$15.34 (3)	$46,020,000 (3)	$5,973.40

(1)

These shares may be represented by American Depository Shares (“ADSs”) of ABB Ltd (the “Registrant”), each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of Registered Shares of the Registrant, CHF 0.12 par value per share (“Registered Shares”), registered hereby have been registered under a separate registration statement on Form F-6 (333-147488).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional Registered Shares of the Registrant, which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of our outstanding shares of Registered Shares.

(3)

Estimated solely for purposes of calculating the amount of the registration fee and computed pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act, based on $15.34, the average of the high and the low prices for the American Depository Shares (each representing one Registered Share) on the New York Stock Exchange on March 18, 2020.

(4)	Represents shares of Registered Shares issuable to the Registrant’s employees in the United States under the ABB Ltd Long Term Incentive Plan (the “LTIP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this registration statement (the “Registration Statement”) (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by ABB Ltd (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)    The Registrant’s Annual Report on Form 20-F for fiscal year ended December 31, 2019, filed with the Commission on February 26, 2020; and

(b)    the description of the Registrant’s registered shares, par value CHF 0.12, included under the caption “Description of Share Capital and Articles of Incorporation” in the Registrant’s Annual Report on Form 20-F (File No. 001-16429) filed with the Commission on February 26, 2020, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any Report on Form 6-K furnished with the Commission after the date of this Registration Statement shall not be deemed incorporated by reference herein, unless the Report on Form 6-K expressly provides to the contrary with respect to all or specified portions of such report.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant maintains directors’ and officers’ liability insurance that covers certain liabilities of directors and officers of the Registrant’s corporation arising out of claims based on acts or omissions in their capacities as directors or officers. Except for the foregoing, neither any contract, nor the Articles of Incorporation of the Registrant, nor any other arrangement contains any provision under which any director or officer of the Registrant is insured or indemnified in any manner against any liability that he or she may incur in his or her capacity as such. In addition, according to Homburger AG, our Swiss counsel, there is no provision of Swiss law providing for any such indemnification of directors or officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits attached hereto and is incorporated herein by reference.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland, on March 23, 2020.

ABB LTD

By:	/s/ Timo Ihamuotila
	Name:	Timo Ihamuotila
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Richard A. Brown
	Name:	Richard A. Brown
	Title:	Group Senior Vice President and Chief Counsel Corporate & Finance

ABB HOLDINGS INC. ABB LTD’S DULY AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

By:	/s/ David Onuscheck
	Name:	David Onuscheck
	Title:	General Counsel

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Voser, Björn Rosengren, Timo Ihamuotila, Maria Varsellona, Tarja Sipila and Richard A. Brown, and any two of them acting jointly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements and any amendments thereto pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent, and any two of them acting jointly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature:	Title:	Date

/s/ Björn Rosengren		March 23, 2020
Björn Rosengren	Chief Executive Officer (Principal Executive Officer)
/s/ Timo Ihamuotila		March 23, 2020
Timo Ihamuotila	Chief Financial Officer (Principal Financial Officer)
/s/ Tarja Sipila		March 23, 2020
Tarja Sipila	Controller (Principal Accounting Officer)
/s/ Peter R. Voser		March 23, 2020
Peter R. Voser	Director
/s/ Jacob Wallenberg		March 23, 2020
Jacob Wallenberg	Director
/s/ Matti Alahuhta		March 23, 2020
Matti Alahuhta	Director
/s/ Gunnar Brock		March 23, 2020
Gunnar Brock	Director
/s/ David Constable		March 23, 2020
David Constable	Director
/s/ Frederico Fleury Curado		March 23, 2020
Frederico Fleury Curado	Director
/s/ Lars Förberg		March 23, 2020
Lars Förberg	Director

/s/ Jennifer Xin-Zhe Li		March 23, 2020
Jennifer Xin-Zhe Li	Director
/s/ Geraldine Matchett		March 23, 2020
Geraldine Matchett	Director
/s/ David Meline		March 23, 2020
David Meline	Director
/s/ Satish Pai		March 23, 2020
Satish Pai	Director

Index to Exhibits

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation of ABB Ltd, dated as of May 2, 2019 (incorporated by reference to Exhibit 1.1 to Form 20-F (File No. 001-16429) filed by ABB Ltd on February 26, 2020)
4.2

Form of Amended and Restated Deposit Agreement, by and among ABB Ltd, Citibank, N.A., as Depositary, and the holders and beneficial owners from time to time of the American Depositary Shares issued thereunder (including as an exhibit the form of American Depositary Receipt) (incorporated by reference to Exhibit (a) to Form F‑6EF (File No. 333‑147488) filed by ABB Ltd on November 19, 2007)

4.3	Form of American Depositary Receipt (included in Exhibit 4.2).
4.4*	ABB Ltd Long Term Incentive Plan
5.1*	Opinion of Homburger AG
23.1*	Consent of Independent Registered Public Accounting Firm (KPMG)
23.2*	Consent of Independent Registered Public Accounting Firm (EY)
23.3*	Consent of Homburger AG (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)

*                  Filed herewith